UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2009

CELGENE CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-16132	22-2711928
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue, Summit, New Jersey	07901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 673-9000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On December 7, 2009, Celgene Corporation (Celgene) and Gloucester Pharmaceuticals, Inc. (Gloucester), a privately held pharmaceutical company, announced a definitive merger agreement under which Celgene will acquire Gloucester through the merger of a wholly-owned subsidiary of Celgene into Gloucester. Celgene noted that the acquisition will continue to advance its leadership position in the development of disease-altering therapies through innovative approaches for patients with rare and debilitating blood cancers. Gloucester develops new therapies that address the unmet medical needs in the treatment of cancer, including cutaneous T-cell lymphoma, peripheral T-cell lymphoma and other hematological malignancies

The transaction has been approved by the Board of Directors of both companies and is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the terms of the merger agreement, Celgene will acquire Gloucester for $340 million in cash plus up to $300 million in future U.S. and international regulatory milestone payments. The acquisition of Gloucester, which Celgene expects to be completed in the first quarter of 2010, will be accounted for as a purchase transaction.

A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1 – Press Release dated December 7, 2009

This exhibit is furnished pursuant to Item 8.01 and shall not be deemed to be “filed.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELGENE CORPORATION

Date: December 7, 2009

By: /s/ David W. Gryska

Name: David W. Gryska
Title: Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit

99.1	Exhibit 99.1 – Press Release dated December 7, 2009